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                                                                    EXHIBIT 99.2

                                     [LOGO]

                 [SERVICE CORPORATION INTERNATIONAL LETTERHEAD]

FOR IMMEDIATE RELEASE

                       SERVICE CORPORATION INTERNATIONAL
                          AUTHORIZES STOCK REPURCHASE


HOUSTON, TEXAS, January 26, 1999...Service Corporation International ("SCI" NYSE:SRV), the world's largest funeral and cemetery company, announced today that it has increased its previously authorized share repurchase program. The increased authorization allows the Company to purchase an additional 5 million shares of its own common stock from time to time in the open market or in privately negotiated transactions, bringing the total authorization to 10 million shares.


In making the announcement, R. L. Waltrip, Chairman of the Board, said that the Board of Directors believes that the shares of the Company's common stock are a good value and represent an attractive investment opportunity.



For additional information contact:

SCI:   Todd A. Matherne-Vice President & Treasurer            Tel: (713)525-5243

       George R. Champagne-Senior Vice President and CFO      Tel: (713)525-5546

Media: Kate Inverarity, Brunswick Group                       Tel: (212)333-3810


Other Service Corporation International and press releases are available through Company News On-Call by fax, (800)758-5804, extension 104532, or at http://www.prnewswire.com or SCI's homepage: http://www.sci-corp.com.